UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2007

KOMAG, INCORPORATED
(Exact name of registrant as specified in its charter)

California	0-16852	94-2914864
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1710 Automation Parkway
San Jose, California 95131
(408) 576-2000
(Address, including zip code and telephone number, of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Renewal of Management Team Executive Employment Agreements
     On June 12, 2007, Komag, Incorporated (“Komag”) renewed its employment agreements with members of its Management Team (as defined below). The terms of the new employment agreements are substantially similar to the terms of the existing employment agreements, other than amendments in connection with satisfying the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the renewed term of twenty-four months. Other than the existing employment agreement of Timothy D. Harris, Chief Executive Officer of Komag, which expires on July 31, 2008 and will be superseded by Mr. Harris’ new employment agreement effective on August 1, 2007, the existing employment agreements expire on July 31, 2007 and the new employment agreements will be effective on August 1, 2007.
     The following executive officers, with their titles set forth opposite their names (the “Management Team”), will enter into the new employment agreements:
     Timothy D. Harris, Chief Executive Officer; Kathleen A. Bayless, Executive Vice President, Chief Financial Officer and Secretary; Ray L. Martin, Executive Vice President, Customer Sales & Service; Peter S. Norris, Executive Vice President, Strategic Business Development; and Tsutomu T. Yamashita, Executive Vice President and Chief Technology Officer.
     A summary of the terms of the new employment agreements is set forth below:
     Salary and Benefits. Each Management Team member will be paid an annual base salary which has not changed from their existing base salaries. In addition, each Management Team member will continue to be eligible to participate in Komag’s Target Incentive Plan (as filed on March 7, 2006 with the Securities and Exchange Commission as Exhibit 10.7.1 to Komag’s Annual Report on Form 10-K) and will continue to be entitled to participate in Komag’s current employee benefit plans. Each Management Team member will have an individual modifier for bonus compensation under the Target Incentive Plan which has not changed from their existing individual modifiers for bonus compensation under the Target Incentive Plan.
     Separation Benefits. Consistent with the existing employment agreements, the new employment agreements of all Management Team members other than Mr. Harris further provide, among other benefits, that if their employment is terminated other than voluntarily or for “cause” prior to a “change of control” (as such terms are defined in the new employment agreements) or more than six months following a change of control, they will receive (i) a severance amount equal to twelve months of base salary, (ii) vesting acceleration of their outstanding and unvested non-qualified stock options and restricted stock as to the number of shares that would have otherwise vested through the end of the twelve month severance period commencing with the date of termination (the “Severance Period”), and (iii) reimbursement for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) through the end of the

Severance Period, less the portion of the cost the Management Team members would continue to pay for continued coverage under COBRA through the Severance Period if they were still employed by Komag. Under Mr. Harris’ new employment agreement, if Mr. Harris’ employment terminates other than voluntarily or for cause prior to a change of control or more than six months following a change of control, Mr. Harris will continue to receive (i) a severance amount equal to twenty-four months of base salary, (ii) vesting acceleration of his outstanding and unvested non-qualified stock options and restricted stock as to the number of shares that would have otherwise vested through the end of the twenty-four month severance period commencing with the date of termination (the “Harris Severance Period”), and (iii) reimbursement for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) through the end of the Harris Severance Period (or eighteen months, if necessary, to avoid taxation under Section 409A), less the portion of the cost Mr. Harris would continue to pay for continued coverage under COBRA through the Severance Period if Mr. Harris was still employed by Komag. Further, if a Management Team member’s employment terminates other than voluntarily or for cause within six months following the consummation of a change of control, the Management Team member will continue to receive the benefits described in the previous sentences, plus an additional cash payment based on target incentive bonus amounts; provided, however, that vesting of outstanding and unvested non-qualified stock options and restricted stock shall be accelerated in full.
     Section 280G. Consistent with the existing employment agreements, if any payments or benefits provided for in the new employment agreements result in the imposition of an excise tax as a result of the payments or benefits exceeding limits imposed by Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), then the Management Team members would receive a tax restoration payment in an amount that would place them in the same after-tax position in which they would have been but for the imposition of the excise tax. However, if the amount of the payments and benefits to be received by the Management Team members is less than the product obtained by multiplying 3.59 by each Management Team member’s “base amount” within the meaning of Section 280G, then the payments and benefits provided for in the new employment agreements will be reduced to the extent such that no portion of such payments or benefits would be subject to the excise tax imposed by Section 280G.
     Non-Solicitation. The new employment agreements will continue to include a non-solicitation clause prohibiting for a period of twelve months following termination of employment, the inducement or encouragement of any employee or customer of Komag to terminate his or her employment with Komag or customer relationship with Komag.
     Mr. Harris’ new employment agreement and a form of the new Management Team employment agreements will be filed as an exhibit to Komag’s Form 10-Q for the second quarter of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: June 12, 2007	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Executive Vice President, Chief Financial Officer